Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE REDACTED TERMS HAVE BEEN MARKED WITH THE FOLLOWING MARKING: [Redacted.]

TRADEMARK ACQUISITION AGREEMENT

This TRADEMARK ACQUISITION AGREEMENT (this “Agreement”), dated as of January 3, 2025, is made by and between NovaBay Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and Phase One Health, LLC, a Tennessee limited liability company (“Buyer”).

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all right, title, and interest in and to certain Trademarks (as defined below) and related rights, together with the goodwill connected with the use of and symbolized by such Trademarks, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Purchase and Sale of Trademarks. Subject to the terms and conditions set forth herein, Seller hereby irrevocably sells, assigns, transfers, and conveys to Buyer, and Buyer hereby accepts, all right, title, and interest in and to the following (collectively, “Acquired Rights”), together with the goodwill associated therewith and symbolized thereby:

(a)    the trademarks listed on Schedule 1 (“Trademarks”) and all registrations, applications for registration, and renewals of such Trademarks (collectively, the “Acquired Marks”).

(b)    all claims and causes of action with respect to any of the Acquired Marks, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, violation, breach, or default; and

(c)    all other rights, privileges, and protections of any kind whatsoever of Seller accruing under any of the foregoing provided by any applicable law, treaty, or other international convention throughout the world.

2.         Purchase Price.

(a)    The aggregate purchase price for the Acquired Rights shall be Five Hundred Thousand US Dollars (US$500,000.00) (the “Purchase Price”).

(b)    As a condition precedent to payment and the sale of the Acquired Rights to Buyer, Seller shall perform the obligation set forth in Section 2(c) of the Transition Services Agreement that the parties are executing contemporaneously with this Agreement (the “Transition Services Agreement”), and Seller shall confirm the completion of such performance to Buyer. Buyer shall acquire the Acquired Rights and pay the non-refundable Purchase Price to Seller within three (3) days following both of the parties’ full execution of this Agreement and the Transition Services Agreement, and the performance of Seller’s obligation under Section 2(c) of the Transition Services Agreement. Payment shall be made in US dollars by wire transfer of immediately available funds to the account designated by Seller to Buyer in writing. The sale of the Acquired Rights shall be effective only upon the payment to Seller of the Purchase Price as provided in the preceding sentence.

3.         Deliverables. Upon execution of this Agreement and receipt of the Purchase Price, Seller shall deliver to Buyer the following:

(a)    an assignment in the form of Exhibit A (the “Assignment”) duly executed by Seller; and

(b)    the complete prosecution files for all the Acquired Marks, reasonably available to Seller, and in such form and medium as reasonably requested by Buyer, and all such other documents, correspondence, and information as are reasonably requested by Buyer to register, own, or otherwise use the Acquired Rights, including any renewal fees due and deadlines for actions to be taken concerning prosecution and maintenance of all the Acquired Marks in the ninety (90) day period following the date hereof; and

(c)    copies of all consents, permissions, and agreements necessary for the transfer of the Acquired Marks to Buyer.

4.    Further Assurances; Recordation.

(a)         From and up to sixty (60) days after the date hereof or such other reasonable period mutually agreed upon by the parties, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

5.     Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 5, are true and correct as of the date hereof:

(a)    Authority of Seller; Enforceability. Seller has the full right, power, and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary organizational action of Seller, and when executed and delivered by both parties, this Agreement will constitute a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions subject to limitations on enforcement and other remedies imposed by or arising under or in connection with (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting rights of creditors generally, and (ii) rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies.

(b)    No Conflicts; Consents. The execution, delivery, and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) violate or conflict with the certificate of incorporation, by-laws, or other organizational documents of Seller; (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation; (iii) conflict with, or result in (with or without notice or lapse of time or both), any violation of or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under, any contract or other instrument to which this Agreement or any of the Acquired Rights are subject; or (iv) result in the creation or imposition of any encumbrances on the Acquired Rights. No consent, approval, waiver, or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by Seller of this Agreement, or to enable Buyer to register, own, and use the Acquired Rights.

(c)    Ownership. Seller owns all right, title and interest in and to the Acquired Rights, free and clear of liens, security interests and other encumbrances. To the best of Seller’s actual knowledge after reasonable inquiry, Seller is in full compliance with all legal requirements applicable to the Acquired Rights and Seller’s ownership and use thereof.

(d)    Registrations and Applications. Schedule 1 contains a correct, current, and complete list of the Acquired Marks, specifying as to each, as applicable: the word mark and/or design, the record owner, the jurisdiction in which it has been granted or filed, the registration or application serial number, and the registration or application date. All required filings and fees related to the trademark registrations listed on Schedule 1 have been timely filed with and paid to the USPTO, and all such trademark registrations have at all times been and remain in good standing.

(e)    Validity and Enforceability. The Acquired Rights are valid, subsisting, and enforceable in all applicable jurisdictions set forth in Schedule 1, and are not subject to any pending or, to Seller’s knowledge, threatened challenge or claim to the contrary. No event or circumstance (including any failure to exercise adequate quality control or any assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any Acquired Mark.

(f)    Non-Infringement. The registration, ownership, and exercise of the Acquired Rights, to Seller’s knowledge, do not and will not infringe or otherwise violate the US intellectual property or other US rights of any third party or violate any applicable regulation or law. To Seller’s knowledge, no person has infringed or otherwise violated, or is currently infringing or otherwise violating, any of the Acquired Rights.

(g)    Legal Actions. There are no actions (including any opposition or cancellation proceedings) settled, pending, or, to Seller’s knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution, or other violation of the intellectual property rights of any third party based on the use or exploitation of any Acquired Rights; (ii) challenging the validity, enforceability, registrability, or ownership of any Acquired Rights or Seller’s rights with respect thereto; or (iii) by Seller or any third party alleging any infringement or other violation by any third party of any Acquired Rights.

(h)    No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5, Seller has not made and makes no other express or implied representation or warranty, either oral or written, whether arising by law or otherwise, including with respect to the ownership, registration, validity, enforcement, or use of the Acquired Rights, all of which are expressly disclaimed.

6.         Indemnification.

(a)         Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall continue in full force and effect following the date hereof for a period of three (3) months.

(b)    Seller shall defend, indemnify, and hold harmless Buyer, Buyer’s affiliates, and their respective shareholders, directors, officers, and employees (each, a “Buyer Indemnified Party”) from and against all actual losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, fees, costs, or expenses of whatever kind, including reasonable attorneys’ fees, that are actually incurred (collectively, “Losses”), arising out of or in connection with any third-party claim, suit, action, or proceeding (each, a “Third-Party Claim”) related to any material breach or nonperformance of any representation, warranty, covenant, agreement, or obligation of Seller contained in this Agreement. Seller’s aggregate liability to a Buyer Indemnified Party for Losses under this Agreement shall not exceed an amount equal to fifty percent (50%) of the Purchase Price.

(c)    A Buyer Indemnified Party shall promptly notify Seller upon becoming aware of a Third-Party Claim with respect to which Seller is obligated to provide indemnification under this Section 6 (“Indemnified Claim”). Seller shall promptly assume control of the defense and investigation of the Indemnified Claim, with counsel of its own choosing, and the Buyer Indemnified Party shall reasonably cooperate with Seller in connection therewith. The Buyer Indemnified Party may participate in the defense of such Indemnified Claim, with counsel of its own choosing and at its own cost and expense. Seller shall not settle any Indemnified Claim on behalf of any Buyer Indemnified Party involving terms that adversely affect the rights of any Buyer Indemnified Party without the Buyer Indemnified Party's prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). Neither the Buyer Indemnified Party's failure to perform any obligation under this Section 6(c) nor any act or omission of the Buyer Indemnified Party in the defense or settlement of any Indemnified Claim shall relieve Seller of its obligations under this Section 6, including with respect to any Losses, except to the extent that Seller can demonstrate that it has been materially prejudiced as a result thereof.

7.         Confidentiality.

(a)         Confidentiality and Use. Neither party shall disclose to any third party (other than their respective employees in their capacity as such) any information with respect to the financial terms of this Agreement, except as may be required for such party to comply with applicable law or regulation (including as provided below) or for Seller to confirm the consent and collateral release of the Acquired Rights under the terms of its Secured Promissory Note, dated November 5, 2024, with PRN Physician Recommended Nutriceuticals, LLC, as lender. Seller agrees: (i) not to use any information in its possession after the date hereof that is of a sensitive, proprietary, or confidential nature, whether written or oral, to the extent it specifically concerns the Acquired Rights, other than as strictly necessary to exercise its rights or perform its obligations under this Agreement; and (ii) to maintain such non-public information regarding the Acquired Rights in strict confidence, and not to use or disclose such information without Buyer’s prior written consent. Notwithstanding the foregoing, Buyer acknowledges that Seller will be required to, and will, file a Current Report on Form 8-K disclosing this Agreement and the transaction contemplated hereby and does hereby consent to such filing and any associated disclosure.

(b)         Compelled Disclosures. If either party is compelled to disclose any information with respect to the financial terms of this Agreement, or Seller is compelled to disclose any information that is of a sensitive, proprietary, or confidential nature concerning the Acquired Rights, by judicial or administrative process or by other requirements of law, such party shall: (i) promptly notify the other party in writing; (ii) disclose only that portion of such information which it is advised by counsel in writing is legally required to be disclosed; and (iii) use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

8.         Miscellaneous.

(a)    Interpretation. For purposes of this Agreement, (i) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules, and Exhibits refer to the Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement is intended to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein are intended to be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

(b)    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient; and (iv) on the third day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage prepaid). Such communications must be sent to the respective parties at the following addresses or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(b):

if to Seller:

NovaBay Pharmaceuticals, Inc.

2000 Powell Street, Suite 1150

Emeryville, CA 94608

Attn: Justin M. Hall

Email: [Redacted.]

with a copy (which will not constitute notice) to:

Squire Patton Boggs (US) LLP

2550 M St NW

Washington, DC 20037

Attn: Abby E. Brown

Email: [Redacted.]

if to Buyer:

Phase One Health, LLC

2815 Brick Church Pike

Nashville, TN 37207

Attn: Jeffrey Nugent

Email: [Redacted.]

with a copy (which will not constitute notice) to:

Bradley Arant Boult Cummings LLP

1221 Broadway, Suite 2400

Nashville, TN 37203

Attention: Jacob W. Neu

Email: [Redacted.]

(c)    Entire Agreement. This Agreement, together with the Transition Services Agreement executed contemporaneously by the parties hereto and documents to be delivered hereunder, and all related exhibits and schedules constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the documents to be delivered hereunder, and the related exhibits and schedules (other than an exception expressly set forth as such in the related exhibits or schedules), the statements in the body of this Agreement shall control.

(d)    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(e)    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(f)    Governing Law; Venue. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule. Any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the City of Wilmington, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such legal suit, action, or proceeding. Each party waives their respective right to a trial by jury relating to any claim or cause of action pursuant to this Agreement.

(g)    Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

(h)    Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; and any single or partial exercise of any right, remedy, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(i)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

NovaBay Pharmaceuticals, Inc.
By: /s/ Justin M. Hall, Esq.
Name: Justin M. Hall, Esq.
Title: CEO

Phase One Health, LLC
By: /s/ Jeffrey Nugent
Name: Jeffrey Nugent
Title: President and CEO

EXHIBIT A

ASSIGNMENT OF TRADEMARKS

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NovaBay Pharmaceuticals, Inc., a Delaware corporation located at 2000 Powell Street, Suite 1150 Emeryville, CA 94608 (“Seller”), hereby sells, assigns, transfers, and conveys to Phase One Health, LLC, a Tennessee limited liability company, located at 2815 Brick Church Pike, Nashville, TN 37207 (“Buyer”), pursuant to the Trademark Acquisition Agreement dated as of                         , by and between Seller and Buyer, all right, title, and interest in and to the trademarks set forth on Schedule 1 attached hereto and incorporated by this reference herein, together with the goodwill associated therewith and symbolized thereby, and all claims and causes of action with respect to any of the foregoing, including without limitation all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement or other violation, and all other rights, privileges, and protections of any kind whatsoever of Seller accruing under any of the foregoing provided by any applicable law, treaty or other international convention.

Seller hereby authorizes the Commissioner for Trademarks in the United States Patent and Trademark Office and the officials of corresponding entities or agencies in any applicable jurisdictions to record and register this Assignment of Trademarks upon request by Buyer.

IN WITNESS WHEREOF, the undersigned has caused this Assignment of Trademarks to be executed on this         day of                 ,                                            by its duly authorized officer.

NovaBay Pharmaceuticals, Inc.
By:
Name:
Title:

AGREED TO AND ACCEPTED:	Phase One Health, LLC
By:
Name:
Title: